EXHIBIT 99.1

                           BLUE DOLPHIN ENERGY COMPANY


                                  NEWS RELEASE

FOR IMMEDIATE RELEASE                                             May 26, 1999


HOUSTON, TEXAS - BLUE DOLPHIN ENERGY COMPANY (NASDAQ SYMBOL: BDCO)

Blue Dolphin Energy Company announced today that it has signed a letter of intent, through its wholly owned subsidiary Blue Dolphin Exploration Company, to acquire a 75% ownership interest of American Resources Offshore, Inc. ("ARO") (NASD: GASS), through subscription of new shares. At the time of closing, ARO's assets will be limited to its Gulf of Mexico assets. Concurrently with, and as a condition to the transaction, ARO will dispose of all of its Appalachian assets, and an 80% interest in its Gulf of Mexico assets to third parties. After closing, the primary assets of ARO will consist of 20% of the Gulf of Mexico assets formerly held. Blue Dolphin will manage the 80% interest in the Gulf of Mexico assets sold.

The purchase price will consist of approximately $5.3 million cash, subject to adjustments for operations of ARO from the January 1, 1999 effective date, and cancellation of certain indebtedness of ARO. It is expected that Blue Dolphin will acquire from ARO's secured lender, approximately $21 million of secured indebtedness owed by ARO at a nominal cost to Blue Dolphin. At a post closing date to be determined, the ARO indebtedness then held by Blue Dolphin would be cancelled. The proceeds from the sale to Blue Dolphin and to third parties will be used principally to retire secured indebtedness of ARO.

ARO's Gulf of Mexico assets currently consist of an average twenty nine percent (29%) non-operated working interests in 49 offshore federal lease blocks located in the Central and Western Gulf of Mexico, with proven reserves of approximately 36 billion cubic feet of gas equivalent. Significant probable and possible reserves and exploratory drilling opportunities also exist.

"This acquisition is consistent with our business plan to increase reserves during the current industry down cycle", stated Ivar Siem, Chairman of Blue Dolphin. Siem noted, "we will continue to look for opportunities to consolidate companies and assets with quality reserves in our core operating area, the Gulf of Mexico".

The effective date of the transaction will be January 1, 1999. A definitive agreement is being negotiated, and is expected to be executed by mid June with closing to occur in the third quarter. The transaction is subject to the approval of the Board of Directors of Blue Dolphin Energy Company and ARO, the approval of ARO's Shareholders, and satisfactory resolution of certain trade liabilities.

BLUE DOLPHIN ENERGY COMPANY is engaged in the gathering and transportation of natural gas and condensate, exploration and acquisition of oil and gas properties, and development of an offshore terminal and storage facility to handle crude oil and refined products. Questions should be directed to G. Brian Lloyd, Vice President, Treasurer, at the Company's offices in Houston, Texas,
(713) 227-7660. For further information see our home page at http://www.blue-dolphin.com.


                801 Travis o Suite 2100 o Houston, Texas 77002
                         (713) 227-7660 o FAX (713) 227-7626